UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:          IndexIQ Trust

Address of Principal Business Office:

800 Westchester Avenue, Ste N611

Rye Brook, New York 10573

Telephone Number: (914) 697-4946

Name and Address of Agent for Service of Process:

Adam S. Patti

IndexIQ Advisors, LLC

800 Westchester Avenue, Ste N611

Rye Brook, New York 10573

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES	☒
NO	☐

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on in its behalf in the City of Rye Brook and in the State of New York on the 21st day of February, 2008.

[SEAL]	Signature: IndexIQ Trust
	By:	/s/ Adam S. Patti
Adam S. Patti Trustee, President, Treasurer, Principal Executive and Principal Financial Officer

Attest:	/s/ Gregory D. Bassuk
Gregory D. Bassuk
Secretary